EXHIBIT 99.1

Contact:	Mark Hord	FOR IMMEDIATE RELEASE
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7440
ViewPoint Bank Appoints Mark Williamson
EVP/Chief Credit Officer
PLANO, Texas, September 27, 2010 ... ViewPoint Financial Group, Inc. today announced the hiring and appointment of Mark Williamson as Executive Vice President/Chief Credit Officer of ViewPoint Bank. In this newly created position, Williamson will head the bank’s credit administration group, including loan operations, credit analysis and loss mitigation, and oversee all credit policy matters.
“It’s never been more important to maintain our strong credit quality while serving the financing needs of our consumers and local businesses,” said ViewPoint Bank President and CEO Gary Base. “Mark’s solid track record in both the lending and credit arenas, his first-hand knowledge of our markets, and his leadership skills are sure to be assets to the company.”
Williamson brings with him more than 30 years of credit, lending and risk management experience in markets throughout Texas, including Dallas, Houston, Midland and Lubbock. Most recently he served as EVP and Chief Credit Officer for the Dallas and Lubbock markets of PlainsCapital Bank.
Prior to that, he served in both lending and risk management capacities at Guaranty Bank and Chase Bank of Texas.
“I am pleased to join the ViewPoint Bank team and look forward to continuing their tradition of serving the North Texas community and its credit needs,” said Williamson.
Williamson has an MBA in Management from the University of Texas/Permian Basin, a BBA in Finance from Texas Tech University, and is a graduate of the Southwestern Graduate School of Banking (SWGSB).
ViewPoint Bank is the wholly owned subsidiary of ViewPoint Financial Group, Inc. (NASDAQ: VPFG). Headquartered in Plano, Texas, ViewPoint operates 23 community bank offices and 16 loan production offices. For more information, please visit www.viewpointbank.com.
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